                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

               DOBSON COMMUNICATIONS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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           (3)  Filing Party:
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           (4)  Date Filed:
                ----------------------------------------------------------

                       DOBSON COMMUNICATIONS CORPORATION
                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134

To the Stockholders of Dobson Communications Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dobson Communications Corporation to be held on May 25, 2001, at the Waterford Marriott Hotel, 6300 Waterford Blvd., in Oklahoma City, Oklahoma, commencing at 9:00 a.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

    The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.

    We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

    Thank you for your continued interest in Dobson Communications Corporation.

                                          Very truly yours,

                                          /s/ Everett R. Dobson

                                          Everett R. Dobson
                                              Chairman and Chief
                                              Executive Officer

Enclosures
May 2, 2001

                       DOBSON COMMUNICATIONS CORPORATION
                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 25, 2001

                            ------------------------

To the Stockholders of
  DOBSON COMMUNICATIONS CORPORATION

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Dobson Communications Corporation will be held at the Waterford Marriott Hotel, 6300 Waterford Blvd., Oklahoma City, Oklahoma, on May 25, 2001, at 9:00 a.m., local time, for the following purposes:

    1.  To elect two directors of Dobson Communications Corporation;

    2. To ratify the selection of Arthur Andersen LLP as independent auditors of Dobson Communications Corporation and its subsidiaries for the year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 1, 2001, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Stephen T. Dobson

                                          Stephen T. Dobson
                                          SECRETARY

Oklahoma City, Oklahoma
May 2, 2001

    EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                       DOBSON COMMUNICATIONS CORPORATION
                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 25, 2001

                            ------------------------

    This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2001 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to "we" and "us" refer to Dobson Communications Corporation and its subsidiaries.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

    Execution and return of the enclosed proxy will not affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134 by executing a later dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

    We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about May 2, 2001.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, proposals to be voted on at the Annual Meeting, other than the election of directors which requires a plurality of the votes cast, will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws, the laws of the State of Oklahoma under whose laws we are incorporated, or other applicable law.

    A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein; (ii) withhold authority to vote for all such nominees; or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

    Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the NASDAQ National Stock Market, the record owner does not have authority to vote without such instruction), will be treated as present at the Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A majority of the votes properly cast is required to ratify the appointment of the auditor. Accordingly, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the appointment of the auditor. Broker non-votes will not be counted in tabulating the votes cast.

    As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election, none of whom are our employees, and certain of our employees responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

    Only holders of our outstanding shares of Class A common stock and Class B common stock of record at the close of business on May 1, 2001, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had outstanding 28,916,719 shares of our Class A common stock and 65,311,716 shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on each matter to be voted upon at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Our Board of Directors currently consists of seven persons. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for three classes of directors of as nearly equal size as possible. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

    Two individuals, both of whom are currently our directors, have been nominated for election as directors at the Annual Meeting for three-year terms. Five directors will continue in office to serve pursuant to their prior elections. The Board of Directors proposes that Fred J. Hall and Dana L. Schmaltz be elected for three-year terms expiring in 2004.

    The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Fred J. Hall and Dana L. Schmaltz. Should any nominee named herein become unable for any reason to stand for election as one of our directors, the persons named in the proxy will vote for the election of such other person or persons as the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

    The names of the nominees and the directors whose terms of office will continue after the 2001 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

STANDING FOR ELECTION

Fred J. Hall, age 50

    Fred J. Hall became a director in May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately held company headquartered in Oklahoma City, Oklahoma. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority since February 1995. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.

Dana L. Schmaltz, age 34

    Dana L. Schmaltz became a director in accordance with the terms of our stockholders' agreement, dated December 23, 1998, with John W. Childs and entities which he owns or controls and their co-investors. Mr. Schmaltz is a Vice President of J.W. Childs Associates, Inc. and has been at J.W. Childs Associates, Inc. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz received an A.B. from Dartmouth College. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

DIRECTORS CONTINUING IN OFFICE

                            (Term expiring in 2002)

Justin L. Jaschke, age 42

    Justin L. Jaschke has served as a director since 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., a publicly held Internet services provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

Albert H. Pharis, Jr, age 51

    Albert H. Pharis, Jr. has served as a director and a consultant since December 1998. Mr. Pharis was Chief Executive Officer of our former subsidiary, Logix Communications Enterprises, Inc., from September 1999 until April 2001. He served as President, Chief Executive Officer and Director of Sygnet Wireless Communications Company from 1985 to December 1998. He has been active as a board member of the Cellular Telecommunications Internet Association since 1985 and as a member of its Executive Committee since 1989. He has also been Chairman of its Small Operators Caucus.

                            (Term expiring in 2003)

Everett R. Dobson, age 41

    Everett R. Dobson has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

Russell L. Dobson, age 66

    Russell L. Dobson has served as a director since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the Oklahoma Telephone Association, Western Rural Telephone Company and Organization for the Protection and Advancement of Small Telephone Companies.

Stephen T. Dobson, age 38

    Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He became President of Logix in January 1997 and Vice Chairman of Logix in 1999. Mr. Dobson is a member of the Western Rural Telephone Association, National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in Business Administration from the University of Central Oklahoma.

EXECUTIVE OFFICERS

    Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of March 31, 2001.

NAME                                     AGE      POSITION
----                                   --------   --------
Everett R. Dobson(1)(2)..............     41      Chairman of the Board and Chief Executive Officer

G. Edward Evans......................     40      President and Chief Operating Officer

Bruce R. Knooihuizen.................     45      Vice President and Chief Financial Officer

R. Thomas Morgan.....................     45      Vice President and Chief Information Officer

Timothy J. Duffy.....................     41      Senior Vice President and Chief Technical Officer

Richard D. Sewell, Jr................     44      Treasurer

Stephen T. Dobson(1)(2)..............     38      Secretary

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

(2) Biographies are set forth above.

    We were incorporated in February 1997 in connection with a corporate reorganization pursuant to which we became the holding company parent of our subsidiary, Dobson Operating Company. Unless otherwise indicated, information below with respect to positions held by our executive officers refers to their positions with Dobson Operating Company and, since February 1997, also with us.

    G. EDWARD EVANS has served as our President and Chief Operating Officer since March 2000. From January 1997 through March 2000, he served as President of our cellular subsidiaries. Mr. Evans was employed by BellSouth
Mobility, Inc. from 1993 to 1996, serving as General Manager--Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing--Alabama. He was an Area Manager and a Market Manager of U.S. Cellular from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990.
Mr. Evans serves on the board of the Cellular

Telecommunications Internet Association. He holds a B.S. in Business Administration from the University of South Florida and an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN has served as Vice President and Chief Financial Officer since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    R. THOMAS MORGAN has served as Vice President and Chief Information Officer since December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in Systems Analysis from Miami University in Oxford, Ohio.

    TIMOTHY J. DUFFY has served as Chief Technical Officer and Senior Vice President of Network Operations and Engineering for Dobson Cellular Systems since December 1998. In this capacity, he manages Dobson's cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

    RICHARD D. SEWELL, JR. has served as Treasurer since September 1998.
Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President--Finance from 1997 to 1998, as Vice President--Treasurer from 1995 to 1997 and as Vice President--Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri--Kansas City.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

    MEETINGS. The Board of Directors held ten meetings during 2000. Messrs. Everett R. Dobson, Stephen T. Dobson and Dana L. Schmaltz attended all of the Board meetings. Mr. Albert H. Pharis, Jr. participated in eight of the meetings and Mr. Justin Jaschke participated in six meetings. Mr. Fred J. Hall participated in five of the seven meetings held after he became a director in May 2000. The Board has established two standing committees to consider designated matters, which are the Audit and Compensation Committees. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.

AUDIT COMMITTEE.  Members: Fred J. Hall, Justin L. Jaschke and Dana L. Schmaltz.

    The Audit Committee is composed of non-employee directors. The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee's duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews and approves the independence of the independent auditor, and considers and authorizes the fees for both audit and nonaudit services of the independent auditor. During 2000, the Audit Committee met two times.

COMPENSATION COMMITTEE.  Members: Russell Dobson and Dana L. Schmaltz.

    The members of the Compensation Committee are non-employee directors, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standard for setting salary ranges for our executive officers, reviews and approves the salary budgets for all other of our officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compensation Committee also approves stock option grants for the executive officers named herein. See the 'Compensation Committee Report on Executive Compensation' elsewhere herein. During 2000 the Compensation Committee met two times.

DIRECTOR COMPENSATION

    Directors receive no cash compensation for service on the Board of Directors or Committees of the Board. We reimburse directors for out-of-pocket expenses incurred in attending board meetings. In addition, in connection with his election as a director in October 1996, we granted Justin L. Jaschke an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $0.77 per share. In May 2000, we granted Fred J. Hall options to purchase 50,000 shares of our Class A common stock at an exercise price of $23.00 per share. The options held by Mr. Jaschke are 80% vested and the options held by Mr. Hall vest ratably over a five-year period and fully upon a change of control of our company. Directors who are our officers or our consultants receive no additional compensation for services rendered as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    At December 31, 2000, our Compensation Committee consisted of Russell L. Dobson and Dana L. Schmaltz. Neither Russell Dobson nor Dana L. Schmaltz was one of our officers or employees during 2000. Russell Dobson served as our Chairman of the Board and Chief Executive Officer from 1990 to 1996, and is the father of Everett R. Dobson, our Chairman of the Board and Chief Executive Officer, and Stephen T. Dobson, our corporate Secretary and a director.

    Everett R. Dobson and Stephen T. Dobson are also directors of Logix. Logix was our wholly-owned subsidiary until January 2000, at which time we distributed its capital stock to certain of our shareholders. Albert H. Pharis, Jr., one of our directors, is the Chief Executive Officer of Logix.

    Everett R. Dobson, G. Edward Evans and Bruce R. Knooihuizen are also directors of American Cellular Corporation. American Cellular is an equally owned joint venture between us and AT&T Wireless Services, Inc. In addition, Messrs. Dobson and Knooihuizen are directors or managers of American Cellular's parent company, American Cellular's subsidiaries and other entities wholly-owned by American Cellular.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. FRED J. HALL AND DANA L. SCHMALTZ.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The board of Directors has selected Arthur Andersen LLP as our independent auditors of the year ending December 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited our financial statements since inception in 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT FEES

    Audit fees billed to us by Arthur Andersen LLP during the year ended December 31, 2000 for review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $452,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    We did not engage Arthur Andersen LLP to provide advice to us regarding financial information systems design and implementation during the year ended December 31, 2000.

ALL OTHER FEES

    Fees billed to us by Arthur Andersen LLP during the 2000 fiscal year for all other non-audit services, including tax related services, totaled $586,270. The Audit Committee has determined that the provision of non-audit services by Arthur Andersen LLP did not impact Arthur Andersen LLP's independence.

    Stockholder ratification of the selection of Arthur Andersen LLP as our independent auditors is not required by Arthur Andersen, our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen to our stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in our best interests and the best interests of our stockholders.

    The affirmative vote of the holders of a majority of the total combined voting power of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2001.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation of our Chief Executive Officer and each of our four other most highly-compensated executive officers for the three fiscal years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                    SECURITIES
                                                                  OTHER ANNUAL      UNDERLYING       ALL OTHER
                                             SALARY    BONUS(1)   COMPENSATION    OPTION AWARDS     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR       ($)        ($)         ($)(2)      (# OF SHARES)(3)      ($)(4)
---------------------------      --------   --------   --------   ------------   ----------------   ------------
Everett R. Dobson .............    2000     500,000    600,000       108,200(5)           --           10,000
  Chairman of the Board, Chief     1999     500,000    250,000       106,100(5)           --           10,000
  Executive Officer and            1998     380,400    250,000        39,700(5)                         6,400
  Director

G. Edward Evans ...............    2000     241,667    200,000        38,300(6)      100,000            9,580
  President and Chief Operating    1999     191,700     80,000        37,100(6)           --            5,770
  Officer                          1998     152,500     76,000            --         130,149            4,300

Bruce R. Knooihuizen ..........    2000     241,667    200,000            --         100,000           10,500
  Vice President and Chief         1999     194,200    140,000            --              --            8,500
  Financial Officer                1998     165,000    102,500            --         130,149            4,100

Timothy J. Duffy ..............    2000     172,700     33,100       122,000(7)       75,000            7,300
  Senior Vice President and        1999     117,900     34,700            --          67,309            6,100
  Chief Technical Officer          1998          --         --            --              --               --

R. Thomas Morgan ..............    2000     173,900     96,250            --          75,000            5,300
  Vice President and Chief         1999     149,100     88,000            --              --            5,300
  Information Officer              1998     135,200     60,000            --              --               --

------------------------

(1) The bonuses for 2000 represent the bonuses paid or to be paid in 2001 with respect to services performed in 2000. The bonuses for 1999 and 1998 represent the bonuses paid with respect to services performed in 1999 and 1998, respectively.

(2) Represents the value of perquisites and other personal benefits. Does not include perquisites and other personal benefits that, in the aggregate, are not more than the lesser of $50,000 or 10% of total annual salary and bonus.

(3) Represents the number of shares of Class A common stock on a converted basis.

(4) Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(5) Includes $93,200, $84,400 and $26,000 for personal use of our aircraft and $15,000, $21,700 and $12,300 for a company-provided vehicle in 2000, 1999, and 1998, respectively.

(6) Includes $37,700 and $38,400 for personal use of our aircraft and $600 and $2,300 for a company-provided vehicle in 2000, 1999, and 1998, respectively.

(7) Represents a relocation bonus.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following tables list those persons in the previous table who were granted options in 2000 to purchase shares of our Class A common stock.

OPTION GRANTS IN 2000

                                                                                                              POTENTIAL
                                                                                                             REALIZABLE
                                                                                                           VALUE AT ANNUAL
                                                                                                              RATES OF
                                   INDIVIDUAL GRANTS                                                            STOCK
                       ------------------------------------------                                         APPRECIATION FOR
                             NUMBER OF          PERCENT OF TOTAL                                           OPTION TERM(1)
                       SECURITIES UNDERLYING   OPTIONS GRANTED TO   EXERCISE PRICE                     -----------------------
NAME                      OPTIONS GRANTED      EMPLOYEES IN 2000      ($/SHARE)      EXPIRATION DATE       5%          10%
----                   ---------------------   ------------------   --------------   ---------------   ----------   ----------
Bruce R.
  Knooihuizen........         100,000                  3.9%             $23.00           5/10/10       $1,269,860   $3,126,891
G. Edward Evans......         100,000                  3.9               23.00           5/10/10        1,269,860    3,126,891
Timothy J. Duffy.....          75,000                  2.9               23.00           5/10/10          952,395    2,345,168
R. Thomas Morgan.....          75,000                  2.9               23.00           5/10/10          952,395    2,345,168

------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% correspond to the option exercise price and are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides certain information on stock option exercises of our common stock, in 2000, by the named executive officers and the value of such officers' unexercised options at December 31, 2000.

      AGGREGATED OPTION EXERCISES OF OUR CLASS A STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES
                                                            UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL YEAR-      IN-THE-MONEY OPTIONS AT
                                 SHARES                             END(1)                 FISCAL YEAR-END(2)
                               ACQUIRED ON      VALUE      -------------------------   ---------------------------
NAME                            EXERCISE      REALIZED     EXERCISABLE   UNEXERSIBLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -----------   -----------   -------------
Bruce R. Knooihuizen.........    512,846     $10,759,925     313,082       370,679     $4,254,976     $3,627,851
G. Edward Evans..............    455,073       9,367,683      61,043       486,875        845,208      5,236,717
Timothy J. Duffy.............     13,484         245,833          --       128,825             --        584,338
R. Thomas Morgan.............     61,960       1,290,748      31,021       136,988        417,452        834,160

------------------------

(1) Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

(2) Based on the closing price of our Class A common stock reported in the table entitled "NASDAQ National Market Composite Regular Trading Transactions" contained in The Wall Street Journal for December 31, 2000 ($14.625 per share), less the exercise price.

EMPLOYMENT AGREEMENTS

    We do not have formal employment agreements with any of our employees. In connection with the employment of Bruce R. Knooihuizen in 1996 and G. Edward Evans in 1997, we agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen's employment provide for an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 8,688 shares of our Class D common stock, which, when issued, is convertible into 968,215 shares of our Class A common stock, vesting at the rate of 20% per year. Each share of our Class D common stock is convertible into 111.44 shares of our Class A common stock. During 2000, Mr. Knooihuizen exercised options with respect to 4,602 shares of our Class D common stock, which have been converted into 512,846 shares of Class A common stock. The terms of Mr. Evans' employment provide for an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan of $300,000 at an annual interest rate of 4% and a ten-year option to purchase 6,950 shares of our Class D common stock, which, when issued, is convertible into 774,598 shares of our Class A common stock, with 100% of the options vesting ratably over five years. During 2000, Mr. Evans exercised options to acquire 4,084 shares of our Class D common stock at a weighted average exercise price of approximately $0.95 per Class A common stock equivalent. These shares were converted into 455,073 shares of Class A common stock. We also have agreed to a severance payment equal to one year's salary in the event of termination of employment of Messrs. Knooihuizen or Evans without cause. The options to purchase shares of our common stock held by Mr. Knooihuizen and Mr. Evans become fully vested upon a change of control.

    Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us and by our former subsidiary, Logix Communications
Enterprises, Inc., through August 31, 2008. In exchange for Mr. Dobson's services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson's responsibilities include, but are not necessarily limited to, representing us and Logix at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson's consulting fees for 2000 were paid by Logix Communications.

    Effective December 23, 1998, immediately following our acquisition of Sygnet, Albert H. Pharis, Jr., formerly the chief executive officer of Sygnet Wireless, became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis advises and consults with us regarding operational matters affecting our business, such as industry trends, technological developments, the competitive environment, and the integration of Sygnet and other acquisitions. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and is to receive an annual fee of $60,000 thereafter. At the same time, Mr. Pharis, who serves on our board of directors, received options to purchase 959 shares of our Class D common stock, which is convertible into 106,952 shares of our Class A common stock, at an exercise price of approximately $5.18 per equivalent share of Class A common stock. Mr. Pharis's options vest ratably over a five-year period and fully vest upon a change of control. During 2000, Mr. Pharis exercised options to acquire 192 shares of our old Class B common stock at a weighted average exercise price of approximately $5.18 per Class A common stock equivalent. These shares were converted into 21,396 shares of Class A common stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is composed of Russell Dobson and Dana Schmaltz, each of whom is one of our non-management directors. The Compensation Committee designs and administers the compensation programs for our executive officers and other key employees and makes grants under our stock option plans. The Compensation Committee, with the aid of internal staff reviews and evaluates our compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

        COMPENSATION PHILOSOPHY. Our compensation program for our executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve our business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to our long-term success. Competition is intense for senior executives within the telecommunications industry, with established companies and start-up aggressively recruiting management talent. A key design criterion for our compensation programs is therefore the retention of senior management and other key employees.

        COMPENSATION COMPONENTS. Our executive compensation program has two primary components:base salary and annual cash incentive bonuses. Each is discussed below.

        BASE SALARY. The level of base salary paid to our executive officers is determined on the basis of the importance of the position and on market data. In 2000, we increased the base salaries of all of our named executive officers, other than our chief executive officer.

        ANNUAL CASH INCENTIVE BONUSES. For 2000, we employed a cash incentive compensation program under which bonus amounts are based on a number of performance factors that we considered relevant, including the following:

       - Overseeing our record financial results;

       - Building and growing higher margin business;

       - Completing our initial public offering;

       - Completing our joint venture with AT&T Wireless Services and overseeing the joint venture's acquisition of American Cellular Corporation;

       - Successfully completing the acquisition and operational integration of American Cellular Corporation;

       - Restructuring and refinancing the Company's principal bank credit facility;

       - Obtaining $300 million in additional financing through the issuance of our 10 7/8% Senior Notes due 2010;

       - Negotiation and execution of agreements for $200 million in additional equity financing from AT&T Wireless Services, Inc.;

       - Strengthening our organization structure and management team;

       - Controlling non-personnel expenses while growing revenues; and

       - Substantial improvement and expansion of network facilities.

        COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As described above, we determine compensation for all executives, including Everett R. Dobson, our Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. Mr. Dobson's base salary was $500,000 for fiscal 2000, which we believe is not inconsistent with the base salaries of chief executive officers of peer companies. Mr. Dobson's annual cash bonus was based on our evaluation of his contribution to the performance factors described above.

OTHER MATTERS

    Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. In other respects, the Compensation Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of our compensation program. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the compensation year ended December 31, 2000, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          THE COMPENSATION COMMITTEE
                                              Russell L. Dobson
                                              Dana L. Schmaltz

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter adopted and approved by the Board of Directors in March 2000. Each member of the Audit Committee is independent as defined by the NASDAQ Stock Market listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

    The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as our independent accountants. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and our independent accountants regarding the following:

    - the plan for, and the independent accountants' report on, each audit of our financial statements;

    - our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of our internal accounting controls, and accounting, financial and auditing personnel;

    - changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules; and

    - the establishment and maintenance of an environment at the company that promotes ethical behavior.

    This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

    The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2000. First, the Audit Committee discussed with Arthur Andersen LLP, our independent auditors for 2000, those matters Arthur Andersen communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed Arthur Andersen's independence with Arthur Andersen and received a letter from Arthur Andersen regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Arthur Andersen's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with our management and Arthur Andersen, our audited consolidated balance sheets at December 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. Based on the discussions with Arthur Andersen concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that our Annual Report on Form 10-K include these financial statements.

                                          AUDIT COMMITTEE
                                          Fred J. Hall
                                          Justin L. Jaschke
                                          Dana L. Schmaltz

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    The following graph compares the cumulative total shareholder return on our common stock for the period beginning February 20, 2000, the date our Class A common stock was first traded on The Nasdaq National Market, through December 31, 2000, with the cumulative total returns of the NASDAQ Composite Index, and a peer group consisting of five publicly traded cellular companies. The peer group consists of Centennial Cellular Corp., Price Communications Corporation, United States Cellular Corporation, Western Wireless Corporation and Rural Cellular Corporation. The comparison assumes $100 was invested in our Class A common stock and in each index at the beginning of the comparison period and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             2/4/00  3/31/00  6/30/00  9/30/00  12/31/00
DOBSON COMMUNICATIONS CORP.     100    99.46    83.24    63.51     63.24
PEER GROUP                      100    95.52    89.88    85.57     75.91
NASDAQ COMPOSITE                100   107.74    93.45    86.54     58.21

                            CUMULATIVE TOTAL RETURN

                                                 02/04/00   03/31/00   06/30/00   09/30/00   12/31/00
                                                 --------   --------   --------   --------   --------
Dobson closing prices(1).......................  $ 22.00    $ 23.00    $ 19.25    $ 14.69    $ 14.63
Dobson index...................................   100.00      99.46      83.24      63.51      63.24
Peer group(2)..................................   100.00      95.52      89.88      85.57      75.91
Nasdaq composite...............................   100.00     107.74      93.45      86.54      58.21

------------------------

(1) The 2/04/00 closing price represents the initial public offering price of our Class A common stock.

(2) The peer group index was prepared specifically for us by Bank of America Securities LLC.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information concerning beneficial ownership of each class of our common stock as of March 31, 2001 held by:

    - each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

    - each of our directors;

    - our chief executive officer and each of our other four most highly compensated executive officers; and

    - all directors, director nominees and executive officers as a group.

    The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after March 31, 2001. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

                                               CLASS A COMMON STOCK (1)                 CLASS B COMMON STOCK
                                      -------------------------------------------   -----------------------------
                                                NUMBER                                         NUMBER
                                               OF SHARES                                      OF SHARES
                                             BENEFICIALLY              PERCENT OF           BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED                   CLASS                  OWNED
------------------------------------  ---------------------------      ----------   -----------------------------
Everett R. Dobson (3)(4)........                           85,000            *                         55,540,554
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson...............                               --           --                            369,888
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Stephen T. Dobson...............                               --           --                         55,540,554(5)
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Bruce R. Knooihuizen............                          871,607(6)      2.37%                                --
  13439 North Broadway Ext.
  Oklahoma City, OK 73114

Fred J. Hall....................                           10,000            *                                 --
  123 S. Hudson
  Oklahoma City, OK 73102

Justin L. Jaschke...............                           85,561(6)         *                                 --
  5616 South Ivy Ct.
  Greenwood Village, CO 80111

Albert H. Pharis, Jr............                           42,780(6)         *                                 --
  7130 S. Raccoon Road
  Canfield, OH 44406

G. Edward Evans.................                          716,713(6)      1.95%                                --
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

John W. Childs (7)..............                               --           --                          6,169,245
  One Federal St., 21st Floor
  Boston, MA 02110
  c/o J.W. Childs Equity
  Partners II, L.P.

                                       CLASS B COMMON STOCK
                                      -----------------------

                                                                                             PERCENT OF TOTAL
                                            PERCENT OF             PERCENT OF TOTAL            VOTING POWER
NAME AND ADDRESS OF BENEFICIAL OWNER           CLASS               ECONOMIC INTEREST                (2)
------------------------------------  -----------------------   -----------------------   -----------------------
Everett R. Dobson (3)(4)........                       85.04%                 54.51%                        81.45%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Russell L. Dobson...............                           *                      *                             *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Stephen T. Dobson...............                       85.04%                 54.43%                        81.44%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
Bruce R. Knooihuizen............                          --                      *                             *
  13439 North Broadway Ext.
  Oklahoma City, OK 73114
Fred J. Hall....................                          --                     --                            --
  123 S. Hudson
  Oklahoma City, OK 73102
Justin L. Jaschke...............                          --                      *                             *
  5616 South Ivy Ct.
  Greenwood Village, CO 80111
Albert H. Pharis, Jr............                          --                      *                             *
  7130 S. Raccoon Road
  Canfield, OH 44406
G. Edward Evans.................                          --                      *                             *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114
John W. Childs (7)..............                        9.45%                  6.05%                         9.05%
  One Federal St., 21st Floor
  Boston, MA 02110
  c/o J.W. Childs Equity
  Partners II, L.P.

J. W. Childs Equity Partners II,
  L.P. and related persons (7)(8)...                           --           --                          6,392,751
  One Federal St., 21st Floor
  Boston, MA 02110

Dana L. Schmaltz (9)............                               --           --                              8,991
  c/o J.W. Childs Partners II, L.P.
  One Federal St., 21st Floor
  Boston, MA 02110

AT&T Wireless Services, Inc. (10)...                    9,389,546        25.57%                         3,008,523
  16331 NE 72nd Way
  Redmond, WA 98052

All directors, nominees and
  executive officers as a group
  (12 persons).................                         2,416,969         8.38%                        55,919,433

J. W. Childs Equity Partners II,
  L.P. and related persons (7)(8)...                    9.79%                  6.27%                         9.37%
  One Federal St., 21st Floor
  Boston, MA 02110
Dana L. Schmaltz (9)............                           *                      *                             *
  c/o J.W. Childs Partners II, L.P.
  One Federal St., 21st Floor
  Boston, MA 02110
AT&T Wireless Services, Inc. (10)...                    4.61%                 12.15%                         4.63%
  16331 NE 72nd Way
  Redmond, WA 98052
All directors, nominees and
  executive officers as a group
  (12 persons).................                        85.62%                 57.16%                        82.34%

------------------------------

*   Less than 1%.

(1) The number of shares of Class A common stock includes shares of Class A common stock issuable upon the assumed conversion of shares of Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after the date hereof. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2) In calculating the percent of total voting power, the voting power of shares of Class A common stock and the Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any "going private" transaction.

(3) Does not include 180,777 shares of Class A common stock held by Dobson Equity, L.L.C., of which Mr. Dobson is one of three managers. Mr. Dobson disclaims beneficial ownership of such shares.

(4) Includes 55,540,554 shares of Class B common stock held by the Dobson CC Limited Partnership. As the president, one of two directors and sole shareholder of RLD, Inc., the general partner of that partnership, Everett
    R. Dobson has voting and investment power with respect to such shares.

(5) All of these shares are held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares.

(6) Represents shares of Class C common stock and Class D common stock issued and issuable upon the exercise of stock options issued pursuant to our stock option plans, and the assumed conversion of each share of Class C common stock and Class D common stock into 111.44 shares of Class A common stock.

(7) Includes 285,761 shares of our Class B common stock owned by John W. Childs. The remaining shares are owned by J.W. Childs Equity Partners II, L.P. J.W. Childs Equity Partners II, L.P. currently holds 5,845,833 shares of our Class B common stock (the "Equity Partners II Shares"). J.W. Childs
    Advisors II, L.P. is the general partner of J.W. Childs Equity Partners II, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class B common stock owned by J.W. Childs Equity Partners II, L.P. J.W. Childs Associates, L.P. is the general partner of J.W. Childs Advisors II, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class B common stock owned by or deemed to be beneficially owned by J.W. Childs Advisors II, L.P., J.W. Childs Associates Inc. is the general partner of J.W. Childs Associates, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class B common stock owned by or deemed to be beneficially owned by J.W. Childs Associates, L.P. Therefore, J. W. Childs Advisors II, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the Equity Partners II Shares. Furthermore, John W. Childs is the sole director and stockholder of J.W. Childs Associates, Inc. and, as such, has the power to direct the voting and disposition of shares or our Class B common stock deemed to be beneficially owned by J.W. Childs Associates, Inc. John W. Childs disclaims beneficial ownership of such shares.

(8) Includes 5,845,833 shares of our Class B common stock owned by J.W. Childs Equity Partners II, L.P., 285,761 shares of our Class B common stock held by John W. Childs and 223,506 shares of our Class B common stock held by affiliated co-investors and their related entities. Each of these entities or persons have agreed to sell their shares only if a pro-rata portion of the shares of our Class B common stock held by J.W. Childs Equity
    Partners II, L.P. is being sold by J.W. Childs Equity Partners II, L.P. on substantially the same terms.

(9) Includes 7,490 shares of our Class B common stock held by Dana L. Schmaltz and 1,501 shares of our Class B common stock held by the Chechesse Creek Trust. Mr. Schmaltz is the sole trustee of the Chechesse Creek Trust and, as such, has the sole power to vote, direct the voting of, dispose of direct the disposition of the 1,501 shares held by the Chechesse Creek Trust.

(10) Includes 7,889,546 shares of our Class A common stock issuable upon conversion of 200,000 shares of our Series A convertible preferred stock which may be issued in exchange for 200,000 shares of our Series AA preferred stock held by AT&T Wireless. Currently, AT&T Wireless owns 200,000 shares of our Series AA preferred stock. Each share of our Series AA preferred stock will become immediately exchangeable for one share of our Series A convertible preferred stock upon approval by the Federal Communications Commission of a pending application of AT&T Wireless. When issued, each share of our Series A convertible preferred stock will be immediately convertible into 39.4 shares of our Class A common stock. If all 200,000 shares of our Series AA preferred stock were exchanged for 200,000 shares of Series A convertible preferred stock, and the 200,000 shares of Series A convertible preferred stock were then fully converted, we would issue an aggregate of 7,889,546 shares of our Class A common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We have a policy requiring that any material transaction that we enter into with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit the ability of us and of our subsidiaries to enter into transactions with our affiliates.

    We made a $300,000 home mortgage loan to G. Edward Evans in February 1997 in connection with his employment. The loan is payable in 60 monthly installments of $1,400, including interest at the annual rate of 4%, with the balance due in February 2002.

    On September 13, 1999, our former subsidiary, Logix, entered into an amended revolving credit agreement with Bank of America, N.A., and other banks. As an inducement to the lenders to enter into this credit agreement, the Dobson CC Limited Partnership guaranteed up to $50.0 million of the obligation of Logix thereunder. The Dobson CC Limited Partnership also entered into an agreement as of the same date providing, among other things, for the Dobson CC Limited Partnership to lend up to $20.0 million to Logix under certain conditions. On March 16, 2000, Dobson CC Limited Partnership provided an additional
$30.0 million to Logix under the same conditions. On March 30, 2000, Logix issued 90,000 shares of its 15% Class A Preferred Stock to Dobson CC Limited Partnership for $1,000.00 per share. Logix used the net proceeds to repay its credit facility and convert the Dobson CC Limited Partnership indebtedness to preferred stock.

    A limited liability company in which Dobson CC Limited Partnership owns a 90 % interest recently completed construction of a multi-building office complex in Oklahoma City. We began occupying a portion of this complex as our corporate headquarters effective May 1, 2001, Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple net lease with an annual rental of $3.0 million. We intend to use approximately 28,000 square feet of our leased space for one of our regional call centers and to sublease another approximately 16,000 square feet to our former subsidiary, Logix Communications Enterprises, Inc.

    We distributed the stock of our subsidiary, Logix, to the holders of our old Class A common stock and Class D preferred stock, effective January 24, 2000. Our directors and principal shareholders, Everett Dobson, Russell Dobson, Dana Schmaltz, John W. Childs and entities which he owns or controls and their co-investors, and AT&T Wireless Services, Inc., participated in the distribution, either directly or beneficially. In connection with this distribution, we executed an agreement with Dobson CC Limited Partnership, one of our principal stockholders, under which it agreed not to take any action which may result in our recognition of taxable income because of the Logix spin-off, unless:

    - the fair market value of Logix at the time of the distribution, as estimated in good faith by our board of directors, does not exceed the sum of our tax basis in Logix and/or the Logix stock for federal income tax purposes, at the time of the distrubution plus our aggregate net operating losses legally available to offset that taxable income, plus penalties or interest thereon; or

    - Logix executes an indemnity agreement with us, reasonably satisfactory to us, whereby Logix will indemnify us for any income tax, together with any penalties or interest thereon, incurred by us solely attributable to the distribution of Logix stock and arising as a result of the actions of the Logix shareholders, and Logix is financially capable of performing its indemnity obligations.

    Our former subsidiary, Logix, provides local telephone services, wireline connections and switching services to us on a fee basis. Logix's charges to us are comparable to charges for similar services provided by Logix to unrelated third parties. Dobson CC Limited Partnership is a principal shareholder of Logix. All of our directors other than Mr. Hall are also directors of Logix.

    The Dobson CC Limited Partnership, John W. Childs and entities which he owns or controls and their co-investors and AT&T Wireless owned shares of our Class D preferred stock. As part of our recapitalization in February 2000, Dobson CC Limited Partnership, Russell Dobson and certain of our existing optionholders acquired 35% of our Class D preferred stock held by AT&T Wireless and John W. Childs and entities which he owns or controls and their co-investors. As a result, the recapitalization included the following related party transactions:

    - The Childs' entities and AT&T Wireless transfered a portion of their Class D preferred stock to the Dobson CC Limited Partnership, Russell Dobson and certain of our existing optionholders in satisfaction of the option;

    - The Childs' entities converted a portion of their Class D preferred stock remaining after the exercise of the option into shares of old Class A common stock and shares of Class E preferred stock, subject to anti-dilution adjustments;

    - we used approximately $53.3 million of the proceeds from our initial public offering to pay accrued dividends on our Class D preferred stock and to redeem all of the remaining Class E preferred stock held by John W. Childs and entities which he owns or controls and their co-investors;

    - we redeemed the remaining Class D preferred stock held by the other holders of the Class D preferred stock through the issuance of new shares of old Class A common stock; and

    - the Dobson CC Limited Partnership, Russell Dobson and certain of our existing option holders purchased additional shares of our old Class A common stock.

    Dana Schmaltz and John W. Childs and entities which he owns or controls and their co-investors received a direct or indirect benefit from these transactions.

    On February 2, 2000, eighteen option holders exercised options for an aggregate of 9,393 shares of our old Class B common stock and 845 shares of our Class C common stock at a weighted average exercise price of $1.53 per Class A common stock equivalent. These shares were converted into 1,140,923 shares of Class A common stock as part of our recapitalization. The aggregate exercise price was $1.7 million, approximately $1.6 million of which was paid by the issuance of notes to us by the option holders. In the exercise of their options, Messrs. G. Edward Evans issued a note to us in the amount of $300,000,
R. Thomas Morgan issued a note to us in the amount of $72,385, Richard D. Sewell, Jr. issued a note to us in the amount of $101,220, and Albert H.
Pharis, Jr. issued a note to us in the amount of $110,820. Each note accrues interest equal to the short-term applicable federal rate as determined by the Internal Revenue Service existing on February 2, 2000. All principal and interest accruing on the notes are due and payable on the first anniversary of the notes. Each note is secured by the shares received by each option holder on the exercise of their options.

    On February 8, 2001, we issued 200,000 shares of our Series AA Preferred Stock, par value $1.00 per share ("Series AA Preferred Stock") to AT&T Wireless Services, Inc. for aggregate cash proceeds of $200 million dollars. The shares of Series AA Preferred Stock were issued pursuant to a certain Stock Purchase Agreement dated as of November 6, 2000, as amended on February 8, 2001. Each share of

Series AA Preferred Stock is entitled to cumulative annual dividends of 5.96% on the liquidator preference of $1,000 per share, subject to certain adjustments.

    During the year ended December 31, 2000, we made advances to Everett
R. Dobson in the aggregate amount of $324,988, which amount was the outstanding balance at December 31, 2000. In addition, during 2000 we made advances to Dobson Ranch, LLC, an affiliate of Everett Dobson, in an aggregate amount of $183,182. At December 31, 2000, the outstanding balance due us from Dobson Ranch LLC was $299,236. All of the advances to Everett Dobson and Dobson Ranch, LLC are unsecured, non-interest bearing and do not provide for any scheduled repayments.

    On May 10, 2000, we granted options under our 2000 stock option plan to our named executive officers, all of which are exercisable at $23.00 per share. The options granted included options granted to Bruce R. Knooihuizen for 100,000 shares, to G. Edward Evans for 100,000 shares, to Timothy J. Duffy for 75,000 shares and to R. Thomas Morgan for 75,000 shares. Each option is for a term of ten years and vests ratable over five years.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10 percent of our Class A common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC's regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms and amendments thereto received by us with respect to 2000, we are not aware of any late filings.

STOCKHOLDER PROPOSALS FOR 2002

    Our 2002 Annual Meeting of Stockholders is expected to be held on or about May 15, 2002, and proxy materials in connection with that meeting are expected to be mailed on or about April 8, 2002. In order to be included in our proxy materials for our 2002 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 24, 2001.

    The proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our annual meeting of stockholders to be held in 2002 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

    In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, a shareholder must give notice to us prior to March 19, 2002 of any proposal which such stockholder intends to raise at the 2002 Annual Meeting. If we receive notice of such proposal on or after March 19, 2002, under Rule 14a-4, the persons named in the proxy solicited by our Board of Directors for the 2002 Annual Meeting may exercise discretionary voting with respect to such proposal.

GENERAL

    We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

    It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                          By Order of the Board of Directors

                                          /s/ Stephen T. Dobson

                                          Stephen T. Dobson
                                          SECRETARY

Oklahoma City, Oklahoma
May 2, 2001

                                                                      APPENDIX A

                       DOBSON COMMUNICATIONS CORPORATION
                            AUDIT COMMITTEE CHARTER

    The Audit Committee of Dobson Communications Corporation (the "Company") is appointed by its Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of the Company,
(2) the compliance by the Company with legal and regulatory requirements and
(3) the independence and performance of the Company's internal and external auditors.

    The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ-Amex. The members of the Audit Committee shall be appointed by the Board.

    The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Audit Committee shall make regular reports to the Board.

    The Audit Committee shall:

    1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

    2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

    3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

    4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

    5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

    6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

    7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

    8.  Approve the fees to be paid to the independent auditor.

    9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

    10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

    11. Review the appointment and replacement of the senior internal auditing executive.

    12. Review the significant reports to management prepared by the internal auditing department and management's responses.

    13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

    14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

    15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

    16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    17. Review with the independent auditor any problems or difficulties that auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

       (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information. Any changes required in the planned scope of the internal audit. The internal audit department responsibilities, budget and staffing.

       (b) Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

       (c) Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

    18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

    20. Review with the Company's general counsel and its outside counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

    21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                     PROXY
                       DOBSON COMMUNICATIONS CORPORATION
                               14201 WIRELESS WAY
                         OKLAHOMA CITY, OKLAHOMA 73134
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald L. Ripley and Bruce R. Knooihuizen, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Dobson Communications Corporation, an Oklahoma corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Friday, May 25, 2001, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A    /X/    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                                                                  WITHHOLD            NOMINEES:
                                        FOR ALL NOMINEES        AUTHORITY FOR
                                         LISTED TO RIGHT        ALL NOMINEES
1.                      Election of            / /                   / /            Fred J. Hall
                        Directors                                                 Dana L. Schmaltz
INSTRUCTION: to withhold authority to vote for any nominee, write that nominee's name on the line provided below.
------------------------------
2.                      Proposal to ratify the selection by the Board of Directors of Arthur
                        Andersen LLP as independent auditors for the fiscal year ending December
                        31, 2001.
                            FOR              AGAINST               ABSTAIN
                            / /                / /                   / /
3.                      In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN
ITEM 3.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                               SIGNATURE
                                                                              -------------------------------

                                                               SIGNATURE
                                                                              -------------------------------

                                                               DATED                                           , 2000
                                                                              -------------------------------

                                              NOTE: Please complete, date and
                                              sign exactly as your name appears
                                              hereon. In the case of joint
                                              owners, each owner should sign.
                                              When signing as administrator,
                                              attorney, corporate officer,
                                              executor, guardian, trustee, etc.,
                                              please give your full title as
                                              such.